Exhibit 99.1

NASDAQ Panel Extends Listing of Diamond Foods Common Stock

SAN FRANCISCO, CA, September 10, 2012 – Diamond Foods (NASDAQ: DMND) (“Diamond”) today announced that it received notice from The Nasdaq Stock Market (“Nasdaq”) stating that the Nasdaq Hearings Panel granted Diamond an extension to comply with Nasdaq rules requiring Diamond to file periodic reports with the Securities and Exchange Commission (“SEC”) and to hold its annual meeting of stockholders. The Nasdaq Hearings Panel is requiring Diamond to become current in its periodic report filings with the SEC by December 7, 2012 and hold its annual shareholder meeting on or before January 14, 2013 to remain listed on Nasdaq.

Diamond intends to file, as promptly as practicable, its annual report on Form 10-K containing the restatement of its consolidated financial statements for the fiscal years ended July 31, 2011 and July 31, 2010, and its quarterly reports on Form 10-Q for the first three quarters of fiscal 2012, and its annual report on Form 10-K for the fiscal year ended July 31, 2012. Diamond also intends to circulate proxy materials for its annual meeting of shareholders, and to hold that meeting, as soon as possible after filing those periodic reports with the SEC.

About Diamond

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements about our SEC filings, our annual meeting of stockholders, and our compliance with Nasdaq rules. Actual results may differ materially from what we currently expect as a result of many risks and uncertainties, including the risk that our financial restatement may take longer to complete than we anticipate, or we may encounter unexpected delays in our periodic filings with the SEC or in holding our annual meeting of stockholders. In addition, Nasdaq has the power in its discretion to reconsider its extension of time for us to comply with its rules. Risk factors affecting our business and prospects are described under the “Risk Factors” section of the periodic reports that we file with the SEC. All forward-looking statements included in this press release are made as of the date of this

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press release, based on information currently available to Diamond’s management, and we assume no obligation to update any such forward-looking statements.

Investors: Diamond Foods Linda Segre SVP, Corporate Strategy (415) 230-7952 lsegre@diamondfoods.com	Media: Sard Verbinnen & Co Paul Kranhold/Lucy Neugart (415) 618-8750 pkranhold@sardverb.com lneugart@sardverb.com

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